Exhibit 2.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description sets forth certain material terms and provisions of the securities of Altamira Therapeutics Ltd. (“Altamira,” the “Company,” “we,” “us,” and “our”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of Bermuda law, including the Companies Act 1981 of Bermuda (the “Companies Act”). The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Bermuda law and our Memorandum of Continuance and Bye-laws, copies of which are incorporated by reference as exhibits to the Annual Report on 20-F of which this Exhibit is a part. We encourage you to read our Memorandum of Continuance and Bye-laws and the applicable provisions of Bermuda law for additional information. Capitalized terms used and not otherwise defined in this Exhibit shall have the respective meanings ascribed to them in the Annual Report on 20-F of which this Exhibit is a part.

General

We are an exempted company incorporated under the laws of Bermuda. On January 24, 2019, our board of directors determined that it would be in our best interest to change our legal seat and jurisdiction of incorporation, respectively, from Switzerland to Bermuda (Redomestication). Our shareholders approved the Redomestication and adopted the Memorandum of Continuance and the Bye-laws at an extraordinary meeting of shareholders held on March 8, 2019. Upon the issuance of a certificate of continuance by the Registrar of Companies in Bermuda on March 18, 2019, the Company discontinued as a Swiss company and, pursuant to Article 163 of the Swiss Federal Act on Private International Law and pursuant to Section 132C of the Companies Act continued existence under the Companies Act as a Bermuda company.

Set forth below is a description of our share capital, Memorandum of Continuance and Bye-laws. Additionally, set forth below is a comparison of select provisions of the corporate laws of Delaware and Bermuda showing the default positions in each jurisdiction that govern shareholder rights. Such summaries do not purport to be complete and are subject to, and are qualified by reference to, all provisions of our Memorandum of Continuance and Bye-laws included as exhibits to this Annual Report.

Share Capital

As of December 31, 2024, our authorized share capital consisted of 100,000,000 common shares, par value $0.002 per share, and 20,000,000 preference shares, par value $0.0001 per share, and there were 4,662,080 common shares issued and outstanding, excluding 1,176,084 common shares issuable upon exercise of options and 16,445,116 common shares issuable upon exercise of warrants, and no preference shares issued and outstanding. All the Company’s issued and outstanding shares are fully paid in.

Pursuant to our Bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our Bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a general meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our Bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of us.

Dividend Rights

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities. Under our Bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two or more persons holding or representing issued and outstanding shares of the relevant class is present. Our Bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Transfer of Shares

Our board of directors may in its absolute discretion and without assigning any reason refuse to register the transfer of a share that it is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our board of directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in the form set out in our Bye-laws (or as near thereto as circumstances admit) or in such other common form as the board may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our board of directors may accept the instrument signed only by the transferor.

Share Split and Reverse Share Split effected by consolidating our common shares

Our board of directors may in its absolute discretion and without further approval of shareholders divide, consolidate or sub-divide our share capital in any manner permitted by the Companies Act, including approving a reverse share split by consolidating our common shares (together with a corresponding increase in the par value thereof) in a ratio determined by the board of directors. Our Bye-laws also provide that upon an alteration or reduction of share capital where fractions of shares or some other difficulty would arise, our board of directors may deal with or resolve the same in any manner as it thinks fit.

Meeting of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year (the “annual general meeting”). However, the members may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any member may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called.

Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our Bye-laws provide that the board of directors may convene an annual general meeting or a special general meeting. Under our Bye-laws, at least 14 days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy issued and outstanding common shares.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association (or memorandum of continuance), including its objects and powers, and certain alterations to the memorandum of association (or memorandum of continuance). The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. A company is also required to file with the Registrar of Companies in Bermuda a list of its directors to be maintained on a register, which register will be available for public inspection subject to such conditions as the Registrar may impose and on payment of such fee as may be prescribed. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

Our Bye-laws provide that our board shall consist of three directors or such greater number as the board may determine. Our board of directors currently consists of five directors. Each director shall hold office for such term as the shareholders may determine or, in their absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.

Any shareholder or shareholders holding or representing not less than 5% of the total voting rights wishing to propose for election as a director someone who is not an existing director or is not proposed by our board must give notice of the intention to propose the person for election. Where a director is to be elected at an annual general meeting, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to members or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, that notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to members or the date on which public disclosure of the date of the special general meeting was made.

A director may be removed, with cause, by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Proceedings of Board of Directors

Our Bye-laws provide that our business is to be managed and conducted by our board of directors. Our Bye-laws provide that only natural persons may be elected or appointed as directors, and the election or appointment of a corporation, partnership or similar entity as a director is not permitted. There is no requirement in our Bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our Bye-laws or Bermuda law that our directors must retire at a certain age.

The remuneration of our directors is determined by our board of directors, and there is no requirement that a specified number or percentage of “independent” directors must approve any such determination. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Our Bye-laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our Bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose. See “Comparison of Corporate Law—Indemnification of directors and executive management and limitation of liability.”

Amendment of Memorandum of Continuance and Bye-laws

Bermuda law provides that the memorandum of association (or memorandum of continuance) of a company may be amended by a resolution passed at a general meeting of shareholders. Our Bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of our shareholders. In the case of certain bye-laws, such as the bye-laws relating to election and removal of directors, approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least 66 2⁄3% of our directors then in office and of at least 66 2⁄3% percent of the votes attaching to all shares in issue.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association (or memorandum of continuance) adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association (or memorandum of continuance) must be made within twenty-one days after the date on which the resolution altering the company’s memorandum of association (or memorandum of continuance) is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations, Mergers and Business Combinations

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires an amalgamation or merger agreement that is approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our Bye-laws provide that an amalgamation or a merger (other than with a wholly owned subsidiary or as described below) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy issued and outstanding common voting shares. Any amalgamation or merger or other business combination (as defined in the Bye-laws) not approved by our board of directors must be approved by the holders of not less than 66 2⁄3% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Our Bye-laws contain provisions regarding “business combinations” with “interested shareholders”. Pursuant to the Bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by our board and authorized at an annual or special general meeting by the affirmative vote of at least 66 2⁄3% of our issued and outstanding voting shares that are not owned by the interested shareholder, unless: (i) prior to the time that the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and outstanding voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An “interested shareholder” is a person that beneficially owns 15% or more of our issued and outstanding voting shares and any person affiliated or associated with us that owned 15% or more of our issued and outstanding voting shares at any time three years prior to the relevant time.

Compulsory Acquisition of Shares Held by Minority Holders

An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

(1)  By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of its shares (or any class of shares), representing in the aggregate a majority in number and at least 75% in value of the shares or class of shares present and voting at a court ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement.

(2)  If the acquiring party is a company it may compulsorily acquire all the shares of the target company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

(3) Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of its shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Anti-Takeover Provisions

Two-thirds supermajority shareholder voting requirement: Our Bye-laws provide that, except to the extent that a proposal has received the prior approval of the board, the approval of an amalgamation, merger or consolidation with or into any other person shall require the affirmative vote of not less than 66 2⁄3% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution (except for certain “business combinations” with “interested shareholders” as set forth in Amalgamations, Mergers and Business Combinations above).

Amendments to the Bye-laws: Our Bye-laws provide that no bye-law may be rescinded, altered or amended and no new bye-law may be made until the same has been approved by a resolution of the board and by a resolution of the shareholders. In the case of certain bye-laws, such as the bye-laws relating to election and removal of directors, approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least 66 2⁄3% of our directors then in office and of at least 66 2⁄3% percent of the votes attaching to all issued and outstanding shares.

Limitations on the election of directors: Our Bye-laws provide that a person may be proposed for election or appointment as a director at a general meeting either by the board or by one or more shareholders holding our shares which in the aggregate carry not less than 5% of the voting rights in respect of the election of directors. In addition, unless a person is proposed for election or appointment as a director by the board, when a person is proposed for appointment or election as a director, written notice of the proposal must be given to us as follows. Where a director is to be appointed or elected: (1) at an annual general meeting, such notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made; and (2) at a special general meeting, such notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association (or memorandum of continuance) or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our Bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. The SEC has advised that the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Capitalization of Profits and Reserves

Pursuant to our Bye-laws, our board of directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Exchange controls

The permission of the Bermuda Monetary Authority is required, under the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of shares (which includes the common shares of the Company) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the Bermuda Monetary Authority has granted a general permission. The Bermuda Monetary Authority, in its notice to the public dated June 1, 2005, has granted: (i) a general permission for the issue and subsequent transfer of any securities, other than any “Equity Securities” (which would include the common shares of the Company), of a Bermuda company of from and/or to a non-resident of Bermuda for exchange control purposes; and (ii) a general permission for any “Equity Security” (which would include the common shares of the Company) to be: (a) transferred into the name of a nominee or other registered holder where the transfer involves no change in the ultimate beneficial ownership of the Equity Security in question; (b) issued or transferred to or among any person who are holders of Equity Securities of the company, provided (i) no existing holder (other than an existing holder that has, or whose ultimate beneficial owner has, any of its own Equity Securities listed on an Appointed Stock Exchange) of less than 10% of the Equity Securities in the company will, as a result of any such issue or transfer, hold 10% or more of the Equity Securities in the company; and (ii) no existing holder (other than an existing holder that has, or whose ultimate beneficial owner has, any of its own Equity Securities listed on an Appointed Stock Exchange) of between 10% and 50% of the Equity Securities in the company will, as a result of any such issue or transfer, hold more than 50% of the Equity Securities in the company. Where a holder or proposed holder of the Company’s common shares seeks to (i) beneficially hold 10% or more of the total issued common shares of the Company or (ii) hold more than 50% of the total issued common shares of the Company where such holder or proposed holder does not already hold more than 50% of such shares, the prior to such issuance or transfer of common shares of the Company to such holder or proposed holder, the prior permission of the Bermuda Monetary Authority must be sought by the Company. The holder or proposed holder will need to provide certain information and documents to the Company, including that of the ultimate beneficial owner and any person to beneficially hold 10% or more of the Company’s common shares, in order for the Company to submit an application for permission to the Bermuda Monetary Authority. There can be no assurance that the Bermuda Monetary Authority will grant its permission to such an issuance or transfer in a timely manner or at all. In granting the general permissions the Bermuda Monetary Authority accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this Annual Report.

Registrar or Transfer Agent

A register of holders of the common shares is maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register is maintained in the United States by American Stock Transfer & Trust Company, LLC, who serves as branch registrar and transfer agent.

Untraced Shareholders

Our Bye-laws provide that our board of directors may forfeit any dividend or other monies payable in respect of any shares which remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

The permission of the Bermuda Monetary Authority is required, under the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of shares (which includes the common shares of the Company) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the Bermuda Monetary Authority has granted a general permission. The Bermuda Monetary Authority, in its notice to the public dated June 1, 2005, has granted: (i) a general permission for the issue and subsequent transfer of any securities, other than any “Equity Securities” (which would include the common shares of the Company), of a Bermuda company of from and/or to a non-resident of Bermuda for exchange control purposes; and (ii) a general permission for any “Equity Security” (which would include the common shares of the Company) to be: (a) transferred into the name of a nominee or other registered holder where the transfer involves no change in the ultimate beneficial ownership of the Equity Security in question; (b) issued or transferred to or among any person who are holders of Equity Securities of the company, provided (i) no existing holder (other than an existing holder that has, or whose ultimate beneficial owner has, any of its own Equity Securities listed on an Appointed Stock Exchange) of less than 10% of the Equity Securities in the company will, as a result of any such issue or transfer, hold 10% or more of the Equity Securities in the company; and (ii) no existing holder (other than an existing holder that has, or whose ultimate beneficial owner has, any of its own Equity Securities listed on an Appointed Stock Exchange) of between 10% and 50% of the Equity Securities in the company will, as a result of any such issue or transfer, hold more than 50% of the Equity Securities in the company. Where a holder or proposed holder of the Company’s common shares seeks to (i) beneficially hold 10% or more of the total issued common shares of the Company or (ii) hold more than 50% of the total issued common shares of the Company where such holder or proposed holder does not already hold more than 50% of such shares, the prior to such issuance or transfer of common shares of the Company to such holder or proposed holder, the prior permission of the Bermuda Monetary Authority must be sought by the Company. The holder or proposed holder will need to provide certain information and documents to the Company, including that of the ultimate beneficial owner and any person to beneficially hold 10% or more of the Company’s common shares, in order for the Company to submit an application for permission to the Bermuda Monetary Authority. There can be no assurance that the Bermuda Monetary Authority will grant its permission to such an issuance or transfer in a timely manner or at all. In granting the general permissions the Bermuda Monetary Authority accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this Annual Report. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we will not be bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Comparison of Corporate Law

Set forth below is a comparison of select provisions of the corporate laws of Delaware and Bermuda showing the default positions in each jurisdiction that govern shareholder rights.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

Mergers and similar arrangements

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at a general meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. The Bye-laws provide that a merger or an amalgamation (other than with a wholly owned subsidiary or as described below) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy issued and outstanding voting shares.

The Bye-laws contain provisions regarding “business combinations” with “interested shareholders”. Pursuant to our Bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by our board and authorized at an annual or special general meeting by the affirmative vote of at least 66 and 2/3rds% of our issued and outstanding voting shares that are not owned by the interested shareholder, unless: (i) prior to the time that the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and outstanding voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder.

An “interested shareholder” is a person that beneficially owns 15% or more of our issued and outstanding voting shares and any person affiliated or associated with us that owned 15% or more of our issued and outstanding voting shares at any time three years prior to the relevant time.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares. Note that each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not is otherwise carries the right to vote.

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Shareholders’ suits

Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

The Bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.

Shareholder vote on board and management compensation

Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.	The Bye-laws contains a provision that the board of directors has the power to determine the remuneration, if any, of the directors.

Annual vote on board renewal

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of stockholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

The Bye-laws provide that the directors shall hold office for such term as the shareholders may determine or, in their absence of such determination, until the next annual general meeting, or until their successors are elected or appointed or their office is otherwise vacated. Re-election is possible.

Provision for staggered boards of directors may be included in a company’s bye-laws.

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Indemnification of directors and executive management and limitation of liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

any breach of a director’s duty of loyalty to the corporation or its shareholders;

acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

any transaction from which the director derived an improper personal benefit.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Bye-laws contain provisions that provide that we shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or by the shareholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

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Directors' fiduciary duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two component: the duty of care; and the duty of loyalty.

At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence a breach of one of the fiduciary duties.

The Companies Act also imposes a duty on directors and officers of a Bermuda company to: (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Shareholder action by written consent

A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.

The Companies Act provides that shareholders may take action by written consent, except in respect of the removal of an auditor from office before the expiry of his term or in respect of a resolution passed for the purpose of removing a director before the expiration of his term of office. A resolution in writing is passed when it is signed by the members of the company who at the date of the notice of the resolution represent such majority of votes as would be required if the resolution had been voted on at a meeting or when it is signed by all the members of the company or such other majority of members as may be provided by the bye-laws of the company.

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Shareholder proposals

A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Shareholder(s) may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.

Pursuant to the Bye-laws, any shareholder or shareholders holding or representing not less than 5% of the total voting rights wishing to propose for election as a director someone who is not an existing director or is not proposed by our board must give notice of the intention to propose the person for election in accordance with the Bye-laws.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.

Under Bermuda law, the voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, by the Companies Act. The bye-laws provide for a plurality of voting for elections of directors, and cumulative voting for elections of directors is not permitted.

Removal of directors

A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under the Bye-laws, a director may be removed, with cause, by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Transactions with interested shareholders

The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or Company who or which owns or owned 15.0% or more of the corporation’s outstanding voting stock within the past three years.

There is no similar law in Bermuda.

The Bye-laws contain provisions regarding “business combinations” with “interested shareholders” which are described above under “mergers and similar arrangements.”

Dissolution; Winding up

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

A Bermuda company may be wound up by the Bermuda court on application presented by the company itself, its creditors (including contingent or prospective creditors) or its contributories. The Bermuda court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the Bermuda court, just and equitable to do so.

A Bermuda company limited by shares may be wound up voluntarily when the shareholders so resolve in general meeting. In the case of a voluntary winding up, the company shall, from the commencement of the winding up, cease to carry on its business, except so far as may be required for the beneficial winding up thereof.

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Variation of rights of shares

A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Bye-laws, if at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing issued shares of the relevant class is present. The Bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Amendment of governing documents

A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	A Bermuda company’s memorandum of association and bye-laws may be amended by resolutions of the board of directors and the shareholders, subject to the company’s bye-laws.

Inspection of Books and Records

Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association/continuance, including its objects and powers, and certain alterations to the memorandum of association/continuance. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders and members of the general public without charge, and members of the public may require a copy of the register on payment of a fee. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

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Payment of dividends

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

out of its surplus, or

in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Under Bermuda law, the board of directors may declare a dividend without shareholder approval, but a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under the Bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

Stockholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without stockholder approval.

Creation and issuance of new shares

All creation of shares requires the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.

The authorized share capital of a Bermuda company is determined by the company’s shareholders.